UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
February 1, 2011
Date of Report (Date of earliest event reported)
PRGX Global, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On February 1, 2011, the Board of Directors (the “Board”) of PRGX Global, Inc. (the “Company”) elected Patrick M. Byrne as a Class II director of the Company to serve until the Company’s next annual meeting of shareholders to be held in 2011. The Board has determined that Mr. Byrne meets all applicable independence standards, including the Nasdaq independence requirements.
     Mr. Byrne has extensive experience in building and growing professional, business and technology services companies. Over the course of his career he has provided invaluable business insights and advice on business strategy and operations to senior executives at leading global companies. Mr. Byrne is an Operating Partner at TowerBrook Partners, L.P. an international investment management firm. From 2003 to 2010, he was a Senior Managing Director at Accenture, a leading publicly traded management consulting and technology services firm, where he held a number of senior leadership roles. Prior to joining Accenture, Mr. Byrne held various executive leadership roles with A.T. Kearney, Inc., a leading global operations and strategy management consulting firm, from 1989 to 2003. Mr. Byrne’s roles at A.T. Kearney included Chief Operating Officer and in the Office of the CEO. From 1981 to 1989, Mr. Byrne was a Senior Partner at Ernst & Young responsible for Transportation and Supply Chain / Logistics Management Consulting Services. Mr. Byrne also serves on the Board of Livingston International, a leading North American provider of innovative technology and electronic networks in customs brokerage, transportation and integrated logistics services located in Toronto, Ontario.
     There is no arrangement or understanding between Mr. Byrne and any other person pursuant to which Mr. Byrne was elected as a director of the Company. There are no related party transactions between Mr. Byrne and the Company reportable under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: February 3, 2011